Exhibit 99.2
Thank you, Ajay

Today, we’re sharing the news that after nearly a decade at the company, our CFO, Ajay Vashee, is leaving Dropbox.

It’s always difficult to say goodbye to people who have been such a critical part of our culture, and Ajay is no different. He’s seen the company through some of our biggest milestones, from our early funding rounds to our IPO in 2018. In Ajay’s time here, he built a foundation of operational discipline, ensuring we continue to run as a strong public company, and led us to our first quarter of GAAP profitability earlier this year.

The strength of the finance organization Ajay leaves behind is a testament to his leadership. Inside Dropbox, he’s known for the trust and mentorship he shows his team, and his authenticity and transparent communication style. He was the beloved executive sponsor for our LGBTQ employee resource group, Pridebox, and never hesitated to use his voice to make a positive impact. Ajay built the finance organization from the ground up, hiring our first leaders in strategic finance, IR, corporate development, and accounting.

We’re excited to share that one of those hires, our current Chief Accounting Officer Tim Regan, will be our new CFO. In his nearly four years at Dropbox, Tim has demonstrated exceptional leadership, discipline, and the operational skill needed to run our finance organization. Tim has over two decades of experience in finance prior to Dropbox, from his role as Controller at Pandora, to senior positions at Dolby and Ernst & Young. We’re confident Dropbox is set up for success in his capable hands.

Ajay will remain at the company through mid-October to ensure a smooth transition. After Dropbox, he plans to spend more time with his family and young children, and explore options to return to venture investing, where his early career started. Good luck Ajay, we will miss you and wish you all the best!